Exhibit 99.1

News Release
Sunoco LP Announces Second Quarter Financial and Operating Results

•	Generated second quarter Net Income of $68 million, Adjusted EBITDA(1) of $140 million and Distributable Cash Flow(1), as adjusted, of $106 million

◦	Net income and Adjusted EBITDA results include approximately $7 million of transaction costs

•	Current quarter cash coverage of 1.24 times and trailing twelve months coverage of 1.14 times with leverage of 4.52 times at the end of the second quarter

•	Completed the acquisitions of the wholesale fuel distribution businesses of Sandford Oil in August and Superior Plus Corporation in April

◦	Both acquisitions are immediately accretive to Distributable Cash Flow, as adjusted

•	Amended and extended $1.5 billion revolving credit facility
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Thursday, August 9
DALLAS, August 8, 2018 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended June 30, 2018.

Revenue totaled $4.6 billion, an increase of 59 percent, compared to $2.9 billion in the second quarter of 2017. The increase was the result of the average selling price of fuel being higher than last year and the benefit of the fuel distribution contract with 7-Eleven, Inc.

Total gross profit increased to $310 million, compared to $259 million in the second quarter of 2017, as a result of higher motor fuel gross profits.

Income from continuing operations was $94 million versus a loss of $29 million in the second quarter of 2017.

Loss from discontinued operations, net of income taxes, was $26 million versus a loss from discontinued operations, net of income taxes, of $193 million in the second quarter of 2017.

Net income was $68 million, or $0.58 per diluted unit, versus a net loss of $222 million, or ($2.53) per diluted unit, in the second quarter of 2017.

Adjusted EBITDA for the quarter totaled $140 million, compared with $220 million in the second quarter of 2017.

Distributable Cash Flow, as adjusted, was $106 million, compared to $158 million a year ago. This year-over-year decrease reflects a lower EBITDA, offset by lower cash interest expense and a decrease in maintenance capital spend.

Net income for the fuel distribution and marketing segment was $101 million compared to net income of $5 million a year ago. Adjusted EBITDA was $132 million, versus $93 million in the second quarter of last year.

Net loss for the all other segment was $33 million compared to a net loss of $227 million a year ago. Adjusted EBITDA was $8 million, versus $127 million in the second quarter of last year.

Total gallons sold were 1,977 million, down from 2,024 million gallons a year ago. On a weighted-average basis, fuel margin for all gallons sold was 9.9 cents per gallon, compared to 16.2 cents per gallon in the second quarter of 2017. The 6.3 cent per gallon decrease was primarily attributable to the divestiture of the majority of company-operated sites.

SUN’s recent accomplishments include the following:

•
Completed the acquisition of the wholesale fuels business of Sandford Oil for approximately $66 million plus working capital adjustments. The acquired business distributes approximately 115 million gallons of fuel annually to exploration, drilling and oil field services customers, primarily in Central and West Texas and Oklahoma. The transaction closed on August 1, 2018.

•
Completed the previously announced acquisition of the wholesale fuels business and terminal assets from Superior Plus Corporation for approximately $40 million plus working capital adjustments. The wholesale fuels business sells approximately 200 million gallons of fuel annually through multiple channels, and the acquired terminals have a combined 17 tanks with 429 thousand barrels of storage capacity. The transaction closed on April 25, 2018.

•
Amended and extended the $1.5 billion revolving credit facility. The revolving credit facility size remains at $1.5 billion, and includes an accordion feature that provides flexibility to increase the facility up to $750 million, subject to additional lender commitments. The facility matures in July 2023. Outstanding borrowings under the facility bear interest, at SUN’s option, at either the base rate plus a margin ranging from 0.25% to 1.25% or LIBOR plus a margin ranging from 1.25% to 2.25%.

SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On July 27, 2018, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2018 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on August 15, 2018 to common unitholders of record on August 7, 2018.

SUN’s distribution coverage ratio for the second quarter was 1.24 times. The distribution coverage ratio on a trailing 12-month basis was 1.14 times.
Liquidity
At June 30, SUN had borrowings of $320 million against its revolving line of credit and other long-term debt of $2.3 billion. In the second quarter of 2018, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of net debt to Adjusted EBITDA, calculated in accordance with SUN’s credit facility, was 4.52 times at the end of the second quarter.

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, August 9, at 9:30 a.m. CT (10:30 a.m. ET) to discuss second quarter results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations. An updated investor presentation has been posted to Sunoco’s website and is available in the Investor Relations section at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,900 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(214) 840-5641, alyson.gomez@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2018	December 31, 2017
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$19	$28
Accounts receivable, net	529	541
Receivables from affiliates	163	155
Inventories, net	456	426
Other current assets	62	81
Assets held for sale	6	3,313
Total current assets	1,235	4,544
Property and equipment, net	1,520	1,557
Other assets:
Goodwill	1,469	1,430
Intangible assets, net	659	768
Other noncurrent assets	123	45
Total assets	$5,006	$8,344
Liabilities and equity
Current liabilities:
Accounts payable	$439	$559
Accounts payable to affiliates	167	206
Accrued expenses and other current liabilities	544	368
Current maturities of long-term debt	5	6
Liabilities associated with assets held for sale	—	75
Total current liabilities	1,155	1,214
Revolving line of credit	320	765
Long-term debt, net	2,282	3,519
Advances from affiliates	85	85
Deferred tax liability	112	389
Other noncurrent liabilities	136	125
Total liabilities	4,090	6,097
Commitments and contingencies (Note 14)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (no units issued and outstanding as of June 30, 2018 and 12,000,000 units issued and outstanding as of December 31, 2017)	—	300
Common unitholders (82,498,849 units issued and outstanding as of June 30, 2018 and 99,667,999 units issued and outstanding as of December 31, 2017)	916	1,947
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of June 30, 2018 and December 31, 2017)	—	—
Total equity	916	2,247
Total liabilities and equity	$5,006	$8,344

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions, except unit and per unit amounts)
Revenues:
Motor fuel sales	$4,507	$2,685	$8,058	$5,303
Rental income	34	22	56	44
Other	66	185	242	353
Total revenues	4,607	2,892	8,356	5,700
Cost of sales:
Motor fuel cost of sales	4,280	2,530	7,626	4,990
Other	17	103	124	195
Total cost of sales	4,297	2,633	7,750	5,185
Gross profit	310	259	606	515
Operating expenses:
General and administrative	34	36	69	68
Other operating	86	93	184	185
Rent	19	22	34	42
Loss on disposal of assets and impairment charges	2	92	5	94
Depreciation, amortization and accretion	41	36	90	90
Total operating expenses	182	279	382	479
Operating income (loss)	128	(20)	224	36
Other expenses:
Interest expense, net	36	54	70	112
Loss on extinguishment of debt and other	—	—	109	—
Income (loss) from continuing operations before income taxes	92	(74)	45	(76)
Income tax expense (benefit)	(2)	(45)	29	(59)
Income (loss) from continuing operations	94	(29)	16	(17)
Loss from discontinued operations, net of income taxes	(26)	(193)	(263)	(204)
Net income (loss) and comprehensive income (loss)	$68	$(222)	$(247)	$(221)

Net income (loss) per limited partner unit - basic:
Continuing operations - common units	$0.91	$(0.58)	$(0.29)	$(0.70)
Discontinued operations - common units	(0.32)	(1.94)	(3.05)	(2.07)
Net income (loss) - common units	$0.59	$(2.52)	$(3.34)	$(2.77)
Net income (loss) per limited partner unit - diluted:
Continuing operations - common units	$0.90	$(0.59)	$(0.29)	$(0.70)
Discontinued operations - common units	(0.32)	(1.94)	(3.05)	(2.07)
Net income (loss) - common units	$0.58	$(2.53)	$(3.34)	$(2.77)
Weighted average limited partner units outstanding:
Common units - basic	82,494,976	99,466,424	86,104,411	99,040,383
Common units - diluted	82,947,669	99,900,007	86,569,372	99,306,045

Cash distributions per unit	$0.8255	$0.8255	$1.6510	$1.6510

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
Our financial statements reflect two reportable segments, fuel distribution & marketing and all other. After the Retail Divestment and the conversion of 207 retail sites to commission agent sites, the Partnership has renamed the former Wholesale segment to Fuel Distribution and Marketing and the former Retail segment is renamed to All Other.
Key operating metrics set forth below are presented as of and for the three months ended June 30, 2018 and 2017 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following two key operating metrics tables can be found immediately preceding our capital spending discussion.

	For the Three Months Ended June 30,
	2018			2017
	Fuel Distribution and Marketing	All Other	Total	Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$4,304	$203	$4,507	$2,287	$398	$2,685
Rental income	31	3	34	19	3	22
Other	15	51	66	12	173	185
Total revenues	$4,350	$257	$4,607	$2,318	$574	$2,892
Gross profit:
Motor fuel sales	$204	$23	$227	$102	$53	$155
Rental	31	3	34	19	3	22
Other	18	31	49	8	74	82
Total gross profit	$253	$57	$310	$129	$130	$259
Income (loss) from continuing operations	101	(7)	94	5	(34)	(29)
Loss from discontinued operations, net of taxes	—	(26)	(26)	—	(193)	(193)
Net income (loss) and comprehensive income (loss)	$101	$(33)	$68	$5	$(227)	$(222)
Adjusted EBITDA (2)	$132	$8	$140	$93	$127	$220
Distributable Cash Flow, as adjusted (2)			$106			$158
Operating Data:
Motor fuel gallons sold (3)			1,977			2,024
Motor fuel gross profit cents per gallon (1) (3)			9.9 ¢			16.2 ¢

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and Adjusted EBITDA to Distributable Cash Flow, as adjusted:

	Three Months Ended June 30,
	2018	2017	Change
	(in millions)
Segment Adjusted EBITDA
Fuel distribution and marketing	$132	$93	$39
All other	8	127	(119)
Total	140	220	(80)
Depreciation, amortization and accretion (3)	(41)	(39)	(2)
Interest expense, net (3)	(36)	(58)	22
Non-cash compensation expense (3)	(3)	(5)	2
Loss on disposal of assets and impairment charges (3)	(40)	(326)	286
Unrealized loss on commodity derivatives (3)	—	(5)	5
Inventory fair value adjustments (3)	32	(32)	64
Other non-cash adjustments	(3)	—	(3)
Income (loss) before income tax (expense) benefit (3)	49	(245)	294
Income tax benefit (3)	19	23	(4)
Net income (loss) and comprehensive income (loss)	$68	$(222)	$290

Adjusted EBITDA	140	220	(80)
Cash interest expense (3)	34	53	(19)
Current income tax expense (benefit) (3)	(5)	2	(7)
Transaction-related income taxes (4)	10	—	10
Maintenance capital expenditures (3)	2	7	(5)
Distributable Cash Flow	$99	$158	$(59)
Transaction-related expenses (3)	7	8	(1)
Series A Preferred distribution	—	(8)	8
Distributable Cash Flow, as adjusted	$106	$158	$(52)
_______________________________
(1)Includes other non-cash adjustments and excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory fair value adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.
(4)    Transaction-related income taxes primarily related to the 7-Eleven Transaction.

Capital Spending
SUN's gross capital expenditures for the second quarter were $13 million, which included $11 million for growth capital and $2 million for maintenance capital.
Excluding acquisitions, SUN expects to spend approximately $65 million on growth capital and approximately $30 million on maintenance capital for the full year 2018.